EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 22, 2002, relating to the financial statements, which appears in the 2002 Proxy Statement, which is incorporated by reference in Bausch & Lomb Incorporated's Annual Report on Form 10-K for the year ended December 29, 2001. We also consent to the incorporation by reference of our report dated January 22, 2002, relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

PricewaterhouseCoopers LLP

Rochester, New York
June 13, 2002